Exhibit 99.1

Brownie’s Marine Group, Inc. (BWMG) Announces Product Availability on Amazon.com

Pompano Beach, Florida, October 23, 2020 (GLOBE NEWSWIRE) — Brownies Marine Group, Inc. (OTCQB: BWMG), a leading developer, manufacturer and distributor of tankless dive equipment and high pressure air and industrial compressors in the marine industry, announced today that its BLU3 revolutionary line of ultra-portable tankless diving systems will be available on Amazon.com. The company recently shipped their first product to Amazon Prime and is expected to be available for shipping in the next week. Brownie’s Marine has also created their own store front on Amazon, which was approved and is currently live.

Robert Carmichael, President and CEO, stated, “Our BLU3 line of tankless diving system is a critical stage in providing full vertical integration of the diving experience for the consumer. The Nemo and future iterations of the product are perfect ways to get people into the water, and start their diving experience. We continue to execute on our growth strategy and are excited about broadening our reach through product availability on Amazon. This has been a priority for our team as Amazon is the leading venue for consumer shopping today.”

About Brownie’s Marine Group

Brownie’s Marine Group, Inc., is the parent company to a family of innovative brands with a unique concentration in the industrial and recreational diving industry. The Company, together with its subsidiaries, designs, tests, manufactures, and distributes recreational hookah diving, yacht-based scuba air compressors and nitrox generation systems, and scuba and water safety products in the United States and internationally. The Company has three subsidiaries: Trebor Industries, Inc., founded in 1981, dba as “Brownie’s Third Lung”; BLU3, Inc.; and Brownie’s High-Pressure Services, Inc., dba LW Americas. The Company is headquartered in Pompano Beach, Florida.

For more information, visit: www.BrowniesMarineGroup.com.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors. Stockholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the Securities and Exchange Commission (the “SEC”) and our other periodic and quarterly filings with the SEC.

Source: Brownie’s Marine Group, Inc.
Contact Information: (954)-462-5570
investors@browniesmarinegroup.com